Exhibit 99.1
BankAtlantic Bancorp, Inc. Announces Completion of its Rights Offering and
Withdrawal of TARP Application
Fort Lauderdale, Fla., (BUSINESS WIRE) — BankAtlantic Bancorp, Inc. (NYSE:BBX) today announced that it had completed its previously announced Rights Offering at 5:00 p.m. on September 29, 2009 and will receive approximately $76 million of proceeds in connection with the exercise of rights by its shareholders. As a result, it will be issuing an aggregate of approximately 38 million shares of its Class A Common Stock to participating shareholders.
Alan B. Levan, BankAtlantic Bancorp’s Chairman and Chief Executive Officer, said “We are pleased with the results of the offering and are grateful to our shareholders for their continued support.”
As previously announced, the proceeds of the Rights Offering will be used for general corporate purposes, including specifically contribution to the capital of, and to support BankAtlantic, its wholly-owned federally-chartered, federally insured savings bank.
BankAtlantic Bancorp and BankAtlantic also reported that they are withdrawing their application to participate in the U.S. Treasury’s Capital Purchase Program.
About BankAtlantic Bancorp (NYSE: BBX — News): BankAtlantic Bancorp is a bank holding company and the parent company of BankAtlantic.
About BankAtlantic: BankAtlantic, “Florida’s Most Convenient Bank”, is one of the largest financial institutions headquartered in Florida. Via its broad network of community branches, online banking division — BankAtlantic.com, and conveniently located ATMs, BankAtlantic provides a full line of personal, small business and commercial banking products and services. BankAtlantic is open 7 days a week with extended weekday hours, Free Online Banking & Bill Pay, a 7-Day Customer Service Center and Change Exchange coin counters.
Matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. In addition to the risks and uncertainties identified above, reference is also made to other risks and uncertainties detailed in reports filed by BankAtlantic Bancorp with the Securities and Exchange Commission. BankAtlantic Bancorp cautions that the foregoing risks and uncertainties are not exclusive.